U.S. Physical Therapy Announces Internal Promotions and Election to Board; Chris Reading Named Chief Executive and Larry McAfee Executive Vice President

     HOUSTON--(BUSINESS WIRE)--Oct. 14, 2004--U.S. Physical Therapy, Inc. (Nasdaq:USPH), a national operator of physical and occupational therapy outpatient clinics, announced today that Chris Reading has been promoted to President and Chief Executive Officer and Larry McAfee to Executive Vice President. Mr. McAfee also remains Chief Financial Officer. Both appointments will be effective November 1, 2004. Reading and McAfee have also been elected to the Company's Board of Directors expanding the board from eight to ten members.
     Dan Arnold, Chairman, said, "After an extensive search process the Board of Directors came to the conclusion that the two people most capable to effectively lead U.S. Physical Therapy are Chris and Larry. Since joining the Company last year they have each made an invaluable contribution. Their promotions and election to the Board were unanimously and enthusiastically approved by the Company's directors."
     McAfee joined the Company in September, 2003 as Chief Financial Officer while Reading came aboard in November as Chief Operating Officer. Both have extensive prior experience with major public and private companies.
     Livingston Kosberg, U.S. Physical Therapy's founder, who has served as interim CEO since July, stated, "Chris Reading and Larry McAfee have highly complementary skill sets and make a great team. Having worked with these gentlemen for the past few months, I have been extremely impressed with their business insight and management styles. Under their leadership I am confident that the Company will continue on a course of profitable growth focused on our core physical and occupational therapy business. I couldn't be more pleased with today's announcement."
     As previously announced, U.S. Physical Therapy's management will host a conference call at 10:30 am Eastern Time/9:30 am Central Time on Wednesday, October 27th to discuss third quarter results and other corporate developments. To listen to the live call, please go to www.usph.com and click on conference calls under the Investor Relations section. Persons unable to listen to the live conference call can access the replay for approximately 90 days at U.S. Physical Therapy's website.
     Founded in 1990, U.S. Physical Therapy, Inc. operates 254 outpatient physical and/or occupational therapy clinics in 35 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups. U.S. Physical Therapy, Inc. has been named for three consecutive years in Forbes Magazine's Best 200 Small Companies List. More information is available at www.usph.com.

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    CONTACT: U.S. Physical Therapy, Inc., Houston
             Larry McAfee, 713-297-7000
             or
             J. Livingston Kosberg, 713-297-7000
             or
             Investors Relations:
             DRG&E, Houston
             Jack Lascar, 713-529-6600